Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT
APRIL 2, 2014	BENJAMIN BOCHNOWSKI AT (219) 853-7575

Peoples Bank Completes Acquisition of

First Federal Savings and Loan Association

Munster, Indiana - NorthWest Indiana Bancorp (NWIN.OB), the holding company for Peoples Bank SB, announced today that Peoples Bank has successfully completed the previously announced acquisition of First Federal Savings and Loan Association of Hammond (“First Federal”), a federal mutual savings bank headquartered in Hammond, Indiana. Peoples Bank acquired the assets and liabilities of First Federal in a voluntary supervisory merger conversion transaction. No shares were issued or cash or other consideration was paid in the transaction.

With the completion of the acquisition, Peoples Bank will have approximately $760 million in assets, $482 million in loans and $629 million in deposits. The acquisition will expand Peoples Bank’s retail banking network to 14 banking centers located in Lake and Porter Counties in Northwest Indiana. The joining of First Federal into the Peoples Bank brand will be completed during the third quarter of 2014.

“I’m extremely proud of the entire Peoples team for what they accomplished with this merger. This was a very unique transaction, and with no cash, stock or other consideration paid, it is expected to be accretive to earnings in 2014,” said Benjamin Bochnowski, executive vice president and chief operating officer.

“Just as importantly, this merger reinforces our strong partnership in the community. We are excited about what we can offer to First Fed’s customers, and look forward to growing our banking center network for all Peoples Bank customers,” Bochnowski said.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal and business financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward-looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.